Exhibit 99.3

DOCUMENT REQUEST LETTER

LEGACY PURCHASE & SALE REVIEW — MEDICAN ENTERPRISES INC.

(WYOMING LAW COMPLIANT)

GREEN RAIN ENERGY HOLDINGS INC.

Date: ___________________

To: Xavier Mitchell
Medican Enterprises Inc.

RE: REQUEST FOR SUPPORTING DOCUMENTATION

LEGACY PURCHASE & SALE AGREEMENT REVIEW

(Pursuant to Wyoming Business Corporation Act & Audit Review)

Dear Mr. Mitchell,

Green Rain Energy Holdings Inc., (the “Company”), a Wyoming corporation, is conducting a comprehensive review of legacy transactions entered into under predecessor management in connection with the Company’s ongoing audit and financial reporting obligations.

This review includes the Purchase and Sale Agreement dated January 26, 2019, entered into between:

•	Medican Enterprises Inc.;
•	Green Rain Energy Holdings Inc., (the “Company”); and
•	Eagle Oil Holding Company Inc. (now Green Stream Holdings Inc.).

Current management assumed control in October 22nd, 2024 and was not involved in negotiating or approving this transaction.

A. Origin of Convertible Note

Records indicate that, pursuant to the January 26, 2019 Purchase and Sale Agreement, the Company issued a Convertible Promissory Note in the principal amount of $20,000,000 bearing interest at 8% per annum as consideration for the transfer of assets.

The Company’s records reflect that consideration included ownership or equity interests in the following:

•	Ownership of the book “Living The Hemp Life: An Argumentative Story About Marijuana” (ISBN 978-0-692-72998-4; published July 19, 2016);
•	Website known as “Cannabud”;
•	25% membership interest — Biodynamic Hemp LLC;
•	12% non-dilutable equity — RBA Pharma Inc.;
•	5% non-dilutable equity — Axilogy Consulting Corporation;
•	20% non-dilutable membership — Medmorized LLC;
•	20% non-dilutable equity — CBDVITAPETZ Inc.;
•	3% non-dilutable equity — VitaCig Latino Inc.;
•	25% non-dilutive equity — Vintage Scripts Pharmacy;
•	2% non-dilutive equity and 15% dilutive equity — Jamaican Earth Therapeutics Limited;
•	60% ownership interest in approximately 60 acres of farmland located at 68811 Co Rd 384, South Haven, Michigan 49090 Parcel No. 80-09-019-017-00;
•	10% non-dilutive equity — Green Gold Acquisitions Inc.

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B. Documentation Requested (Valuation Support)

Please provide documentation supporting:

Valuation Methodology

•	Income approach (DCF)
•	Market comparables
•	Asset-based valuation

Financial & Legal Support

•	Financial statements
•	Federal and state tax returns
•	Schedule K-1s
•	Depreciation schedules
•	NOL carryforwards
•	IP registrations
•	Deeds & land ownership records
•	Equity certificates or membership documents
•	Proof of ownership transfer
•	Asset appraisal reports
•	Board approvals or transaction authorizations

Convertible Note Documentation

•	Executed note and amendments
•	Interest accrual schedules
•	Conversion terms
•	Subsequent conversion documents
•	Fair value calculations at issuance

C. Wyoming Corporate Law Notice

This request is made pursuant to the Board’s fiduciary obligations under the Wyoming Business Corporation Act, including duties to:

•	maintain accurate corporate records;
•	ensure fair valuation of corporate assets;
•	support financial statement integrity.

D. Interim Accounting Position

Pending validation, the acquisition and convertible note may continue to be reflected in Company financial statements on an interim basis. Such recognition does not constitute acknowledgment of valuation accuracy or enforceability by current management.

Please provide documentation no later than: March 13, 2026

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Sincerely,

GREEN RAIN ENERGY HOLDINGS INC.

/s/ Alfredo Nicholas Papadakis

Alfredo Nicholas Papadakis

CEO

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